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Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of ADC Telecommunications, Inc. and to the incorporation by reference therein of our report dated January 22, 1998 (except for Comprehensive Income as to which the date is March 12, 1999) with respect to the consolidated statements of income, changes in shareholders' equity and cash flows of Saville Systems PLC for the year ended December 31, 1997 included in the Annual Report (Form 10-K) of ADC Telecommunications, Inc. for the year ended October 31, 1999, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Ernst & Young
Registered Auditors
Galway, Ireland
October 6, 2000

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CONSENT OF INDEPENDENT ACCOUNTANTS